EXHIBIT 99.1



                                  NEWS RELEASE

                     Investor Relations Contact: Susan Spratlen   (972) 444-9001


           Pioneer Reports Record Earnings and Cash Flow for the Year and Reports Fourth Quarter 2003 Results

Dallas, Texas, February 2, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced financial and operating results for the quarter and year ended December 31, 2003.

Pioneer reported net income of $57.4 million, or $0.48 per diluted share, for the fourth quarter of 2003. For the same period last year, Pioneer reported net income of $18.4 million, or $0.16 per diluted share.

Cash flow from operations for the fourth quarter was $217.0 million compared to $104.0 million for the same period in 2002. The Company reduced long-term debt by $65.9 million during the fourth quarter of 2003 to $1.56 billion, improving the ratio of long-term debt to total book capitalization to 46.9% from 54.8% at the end of 2002.

With a 36% increase in oil and gas production for the twelve months ended December 31, 2003, Pioneer reported record net income of $410.6 million, or $3.46 per diluted share. This compares to net income of $26.7 million, or $0.23 per diluted share, for the same period in 2002. Cash flow from operations for 2003 was a record $763.7 million as compared to $332.2 million for 2002.

Scott D. Sheffield, Chairman and CEO, stated, "We are pleased to end 2003 with record earnings and expectations for 15% to 25% production growth yet to come in 2004. We have set a high standard of performance, and all Pioneer employees should be proud of the Company's success."

Fourth quarter oil and gas sales averaged 167,690 barrels per day (BPD) on a barrel oil equivalent (BOE) basis. Fourth quarter oil sales averaged 43,574 BPD and natural gas liquids sales averaged 22,889 BPD. Gas sales in the fourth quarter averaged 607 million cubic feet per day (MMcfpd). Realized prices for oil and natural gas liquids for the quarter were $26.60 and $19.46 per barrel, respectively. The realized price for gas was $3.54 per thousand cubic feet
(Mcf), while North American gas prices averaged $4.06 per Mcf.

Fourth quarter production costs averaged $4.81 per BOE. Exploration and abandonment costs of $25.3 million for the quarter included $18.4 million of geologic and geophysical expenses including seismic costs and $6.9 million of noncash leasehold abandonments.

For the same quarter last year, Pioneer reported oil sales of 31,248 BPD, natural gas liquids sales of 22,591 BPD and gas sales of 380 MMcfpd. Realized prices for the 2002 fourth quarter were $22.96 per barrel for oil, $16.08 per barrel for natural gas liquids and $2.75 per Mcf for gas.

Operations Update

In January, Pioneer achieved first production from the Harrier gas field in the deepwater Gulf of Mexico and from the Hawa oil field onshore Tunisia. The deepwater development projects ongoing on the Devils Tower, Tomahawk and Raptor fields are proceeding as expected with first production from these fields expected mid-year.

The Company has begun its 2004 onshore development program, running eight onshore rigs in the U.S., seven rigs in Argentina and two development rigs in Canada. During the fourth quarter, Pioneer acquired additional interests in the Spraberry field in West Texas expanding its inventory of drilling locations. The Company is participating in three exploration wells currently drilling in the deepwater Gulf of Mexico and expects to participate in one additional well later during the first quarter. Pioneer is running one rig to drill exploration wells in Canada and one rig in Gabon to test potential extensions of its Olowi field in an effort to refine its development plans there. The Company also plans to drill a wildcat well offshore Gabon later this quarter.

On the Gulf of Mexico shelf, Pioneer's Midway well in the Brazos area (block A-39) was drilled to a total measured depth of 20,496 feet and will be temporarily abandoned following the installation of a production liner. The well encountered 30 feet of net gas pay and is expected to be tied back to the existing production platform on Brazos A-39 with first production anticipated during the second half of 2004. Three other intervals with an additional 60 feet of gas bearing sands were also encountered and will require additional analysis to determine future commercial potential. Pioneer is the operator of the well with a 37.5% working interest. Woodside Energy (USA) Inc. holds 37.5% and Noble Energy Inc. holds a 25% working interest.

Commercialization studies are progressing on potential development options for existing field discoveries in Alaska, the deepwater Gulf of Mexico, Argentina and on the potential to commercialize the significant gas reserves contained on Pioneer's leases in South Africa.

Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

First quarter 2004 production is expected to average 168,000 to 183,000 BOEs per day, reflecting the incremental production from Harrier which began producing in January, the variability of oil cargo shipments in Tunisia and South Africa and the seasonal decline in gas demand during Argentina's summer season. First quarter lease operating expenses (including production and ad valorem taxes) are expected to average $5.00 to $5.50 per BOE based on today's NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $7.75 to $8.25 per BOE as a greater proportion of the Company's production is being produced from higher-cost basis deepwater Gulf of Mexico and South Africa properties. Total exploration and abandonment expense is expected to be $25 million to $85 million. The first quarter range includes a number of high-impact deepwater Gulf of Mexico wells that are in progress, up to five wells expected in Gabon to further refine development plans and test a new exploration target, increased exploration drilling in Argentina and the winter drilling campaign in Canada. Due to the width of the range, the Company plans to update guidance when the majority of the wells are drilled. General and administrative expense is expected to be $17 million to $20 million, $2 million to $3 million of which relates to estimated performance-based compensation costs. Interest expense is expected to be $21 million to $23 million and accretion of discount on asset retirement obligations is expected to be approximately $2 million.

The Company recognizes deferred income taxes reflecting its tax position in each of its areas of operation. However, cash income taxes are expected to be only $3 million to $5 million, principally related to Argentine income taxes and nominal alternative minimum tax in the U.S. Other than in Argentina, the Company continues to benefit from the carryforward of net operating losses and other positive tax attributes.

The Company's financial results and oil and gas hedges are outlined on the attached schedules.

Earnings Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will discuss its fourth quarter financial and operating results with an accompanying presentation. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Alternately, you may dial (800) 500-0311 (confirmation code: 501635) to listen to the call via the telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112: confirmation code: 501635.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

                        PIONEER NATURAL RESOURCES COMPANY

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                            December 31,   December 31,
                                                                2003           2002
                                                            -----------    -----------
                                                            (Unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                                 $    19,299    $     8,490
  Accounts receivable, net                                      111,480         98,222
  Inventories                                                    17,509         10,648
  Prepaid expenses                                               11,083          5,485
  Deferred income taxes                                          40,514         13,900
  Other current assets, net                                       5,230         10,348
                                                             ----------     ----------
       Total current assets                                     205,115        147,093
                                                             ----------     ----------
Property, plant and equipment, at cost:
  Oil and gas properties, using the successful efforts
     method of accounting                                     5,163,383      4,471,970
  Accumulated depletion, depreciation and amortization       (1,676,136)    (1,303,541)
                                                             ----------     ----------
       Total property, plant and equipment                    3,487,247      3,168,429
                                                             ----------     ----------
Deferred income taxes                                           192,344         76,840
Other assets, net                                                66,866         62,754
                                                             ----------     ----------
                                                            $ 3,951,572    $ 3,455,116
                                                             ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                          $   186,418    $   124,774
  Interest payable                                               37,034         37,458
  Income taxes payable                                            5,928            -
  Other current liabilities                                     200,372        112,360
                                                             ----------     ----------
       Total current liabilities                                429,752        274,592
                                                             ----------     ----------
Long-term debt                                                1,555,461      1,668,536
Deferred income taxes                                            12,121          8,760
Other liabilities                                               194,466        128,331
Stockholders' equity                                          1,759,772      1,374,897
                                                             ----------     ----------
                                                            $ 3,951,572    $ 3,455,116
                                                             ==========     ==========

                        PIONEER NATURAL RESOURCES COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except for per share data)


                                                       Three months ended               Year ended
                                                          December 31,                  December 31,
                                                   -------------------------     ------------------------
                                                      2003           2002            2003          2002
                                                   ----------     ----------     -----------    ---------
                                                   (Unaudited)    (Unaudited)    (Unaudited)
Revenues and other income:
   Oil and gas                                     $ 345,022      $ 195,494      $1,298,647     $ 701,780
   Interest and other                                  7,971          2,133          12,292        11,222
   Gain (loss) on disposition of assets, net            (320)            58           1,256         4,432
                                                    --------       --------       ---------      --------
                                                     352,673        197,685       1,312,195       717,434
                                                    --------       --------       ---------      --------
Costs and expenses:
   Oil and gas production                             74,139         48,865         279,526       199,570
   Depletion, depreciation and amortization          116,698         60,294         390,840       216,375
   Exploration and abandonments                       25,330         28,590         132,760        85,894
   General and administrative                         16,213         13,260          60,545        48,402
   Accretion of discount on asset retirement
      obligations                                      1,384            -             5,040           -
   Interest                                           21,862         24,410          91,388        95,815
   Other                                               9,115          1,999          21,320        39,602
                                                    --------       --------       ---------      --------
                                                     264,741        177,418         981,419       685,658
                                                    --------       --------       ---------      --------
Income before income taxes and cumulative
   effect of change in accounting principle           87,932         20,267         330,776        31,776
Income tax benefit (provision)                       (30,558)        (1,847)         64,403        (5,063)
                                                    --------       --------       ---------      --------
Income before cumulative effect of
   change in accounting principle                     57,374         18,420         395,179        26,713
Cumulative effect of change in accounting
   principle, net of tax                                 -              -            15,413            -
                                                    --------       --------       ---------      --------
Net income                                         $  57,374      $  18,420      $  410,592     $  26,713
                                                    ========       ========       =========      ========
Net income per share:
   Basic:
     Income before cumulative effect
       of change in accounting principle           $      .49     $     .16      $     3.37    $      .24
     Cumulative effect of change in accounting
       principle, net of tax                              -              -              .13            -
                                                    ---------      --------       ---------     ---------
   Net income                                      $      .49     $     .16      $     3.50    $      .24
                                                    =========      ========       =========     =========
   Diluted:
     Income before cumulative effect
       of change in accounting principle           $      .48     $     .16      $     3.33    $      .23
     Cumulative effect of change in accounting
       principle, net of tax                              -              -              .13            -
                                                    ---------      --------       ---------     ---------
   Net income                                      $      .48     $     .16      $     3.46    $      .23
                                                    =========      ========       =========     =========
Weighted average shares outstanding:
   Basic                                              117,763       116,445         117,185       112,542
                                                    =========      ========       =========     =========
   Diluted                                            119,199       118,440         118,513       114,288
                                                    =========      ========       =========     =========

                        PIONEER NATURAL RESOURCES COMPANY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                        Three months ended                Year ended
                                                            December 31,                  December 31,
                                                     --------------------------    -------------------------
                                                        2003           2002           2003           2002
                                                     -----------    -----------    -----------    ----------
                                                     (Unaudited)    (Unaudited)    (Unaudited)
Cash flows from operations:
   Net income                                        $   57,374     $   18,420     $  410,592     $   26,713
   Depletion, depreciation and amortization             116,698         60,294        390,840        216,375
   Exploration expenses, including dry holes             14,486         21,180         97,690         64,617
   Deferred income taxes                                 28,350          1,171        (75,588)         2,788
   Loss (gain) on disposition of assets, net                320            (58)        (1,256)        (4,432)
   Accretion of discount on asset retirement
      obligations                                         1,384            -            5,040            -
   Interest related amortization                         (6,650)        (4,149)       (20,610)        (5,809)
   Commodity hedge related amortization                 (17,697)         6,183        (71,816)        26,490
   Cumulative effect of change in accounting
      principle, net of tax                                 -              -          (15,413)           -
   Other noncash items                                    1,815          3,310         10,395         31,647
   Changes in operating assets and liabilities:
      Accounts receivable, net                          (14,270)       (19,207)       (10,983)       (23,922)
      Inventories                                         1,161         (1,029)        (7,734)         3,023
      Prepaid expenses                                    2,806          1,319         (5,598)         2,330
      Other current assets, net                           2,674         (2,227)          (602)        (4,166)
      Accounts payable                                   29,652         17,714         58,603           (342)
      Interest payable                                   (1,005)          (135)          (424)            48
      Income taxes payable                                2,012            (10)         5,928           (530)
      Other current liabilities                          (2,107)         1,215         (5,385)        (2,585)
                                                      ---------      ---------      ---------      ---------
Net cash provided by operating activities               217,003        103,991        763,679        332,245
Net cash used in investing activities                  (167,151)      (128,694)      (662,300)      (508,131)
Net cash provided by (used in) financing activities     (43,079)         7,029        (91,720)       170,873
                                                      ---------      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents      6,773        (17,674)         9,659         (5,013)
Effect of exchange rate changes on cash
   and cash equivalents                                    (125)           662          1,150           (831)
Cash and cash equivalents, beginning
   of period                                             12,651         25,502          8,490         14,334
                                                      ---------      ---------      ---------      ---------
Cash and cash equivalents, end of period             $   19,299     $    8,490     $   19,299     $    8,490
                                                      =========      =========      =========      =========


                        PIONEER NATURAL RESOURCES COMPANY

                        SUMMARY PRODUCTION AND PRICE DATA
                                   (Unaudited)


                                                       Three months ended            Year ended
                                                          December 31,               December 31,
                                                   -----------------------     -----------------------
                                                      2003          2002          2003          2002
                                                   ---------     ---------     ---------     ---------
Average Daily Production:
   Oil (Bbls) -                     U.S.              25,704        23,009        24,525        23,437
                                    Argentina         10,132         8,156         8,687         7,984
                                    Canada                90            83           111           124
                                    Africa             7,648           -           1,981           -
                                                   ---------     ---------     ---------     ---------
                                    Total             43,574        31,248        35,304        31,545

   Natural gas liquids (Bbls) -     U.S.              20,871        20,915        20,338        20,512
                                    Argentina          1,115           818         1,318           696
                                    Canada               903           858           906           946
                                                   ---------     ---------     ---------     ---------
                                    Total             22,889        22,591        22,562        22,154

   Gas (Mcf) -                      U.S.             476,272       273,049       445,609       232,360
                                    Argentina         91,791        62,074        94,128        78,220
                                    Canada            39,299        44,763        41,669        48,365
                                                   ---------     ---------     ---------     ---------
                                    Total            607,362       379,886       581,406       358,945

Total Production:
   Oil (MBbls)                                         4,009         2,875        12,886        11,514
   Natural gas liquids (MBbls)                         2,106         2,078         8,235         8,086
   Gas (MMcf)                                         55,877        34,949       212,213       131,015
   Total equivalent barrels (MBOE)                    15,428        10,778        56,490        41,436

Average Reported Prices (a):
   Oil (per Bbl) -                  U.S.           $   25.78     $   23.41     $   25.25     $   23.66
                                    Argentina      $   26.37     $   21.66     $   25.62     $   20.63
                                    Canada         $   30.74     $   26.89     $   29.10     $   22.26
                                    Africa         $   29.59     $      -      $   29.52     $      -
                                    Worldwide      $   26.60     $   22.96     $   25.59     $   22.89

   Natural gas liquids (per Bbl) -  U.S.           $   19.21     $   15.85     $   19.04     $   13.77
                                    Argentina      $   22.81     $   17.98     $   22.85     $   14.56
                                    Canada         $   20.94     $   19.89     $   24.80     $   16.77
                                    Worldwide      $   19.46     $   16.08     $   19.50     $   13.92

   Gas (per Mcf) -                  U.S.           $    4.11     $    3.27     $    4.49     $    3.16
                                    Argentina      $     .56     $     .45     $     .56     $     .48
                                    Canada         $    3.57     $    2.77     $    3.90     $    2.50
                                    Worldwide      $    3.54     $    2.75     $    3.81     $    2.49

---------------
(a) Average prices include the results of hedging activities.

                        PIONEER NATURAL RESOURCES COMPANY

                    SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
                                 (in thousands)
                                   (Unaudited)

     EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

                                                        Three months ended            Year ended
                                                              December 31,           December 31,
                                                    -----------------------    ------------------------
                                                       2003          2002         2003          2002
                                                    ----------    ---------    ----------    ----------

Net income                                          $   57,374    $  18,420    $  410,592    $   26,713
Depletion, depreciation and amortization               116,698       60,294       390,840       216,375
Exploration and abandonments                            25,330       28,590       132,760        85,894
Accretion of discount on asset
   retirement obligations                                1,384          -           5,040           -
Interest expense                                        21,862       24,410        91,388        95,815
Income taxes                                            30,558        1,847       (64,403)        5,063
Loss (gain) on disposition of assets, net                  320          (58)       (1,256)       (4,432)
Commodity hedge related amortization                   (17,697)       6,183       (71,816)       26,490
Cumulative effect of change in accounting
   principle, net of tax                                   -            -         (15,413)          -
Other noncash items                                      1,815        3,310        10,395        31,647
                                                     ---------     --------     ---------     ---------
    EBITDAX (a)                                        237,644      142,996       888,127       483,565

Less:  Cash interest expense                          (28,512)      (28,559)     (111,998)     (101,624)
       Current income taxes                            (2,208)         (676)      (11,185)       (2,275)
                                                     --------      --------     ---------     ---------
   Discretionary cash flow (b)                        206,924       113,761       764,944       379,666

Less:  Cash operating exploration expense             (10,844)       (7,410)      (35,070)      (21,277)
       Changes in operating assets and liabilities     20,923        (2,360)       33,805       (26,144)
                                                     --------      --------     ---------     ---------
Net cash provided by operating activities           $ 217,003     $ 103,991    $  763,679    $  332,245
                                                     ========      ========     =========     =========

-------------
(a) "EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain or loss on the disposition of assets; commodity hedge related amortization; cumulative effect of change in accounting principle, net of tax; and other noncash items.

(b) Discretionary cash flow equals cash flows from operations before working capital changes and before cash exploration costs.

                        PIONEER NATURAL RESOURCES COMPANY

                         SUPPLEMENTAL HEDGE INFORMATION
                             As of January 30, 2004


                            Open Oil Hedge Positions
                            ------------------------

                                                      2004
                                ------------------------------------------------
                                 First    Second     Third    Fourth
                                Quarter   Quarter   Quarter   Quarter     Year       2005       2006       2007       2008
                                -------   -------   -------   -------   --------   --------   --------   --------   --------
Average Daily Oil Production:
     Swap Contracts:
     Volume (Bbl)                24,000    24,000    14,000    14,000     18,973     17,000      5,000      1,000      5,000
     NYMEX price (Bbl)          $ 26.59   $ 26.51   $ 24.65   $ 24.65   $  25.84   $  24.93   $  26.19   $  26.00   $  26.09




                            Open Gas Hedge Positions
                            ------------------------

                                                      2004
                                ------------------------------------------------
                                 First    Second     Third    Fourth
                                Quarter   Quarter   Quarter   Quarter     Year       2005       2006       2007
                                -------   -------   -------   -------   --------   --------   --------   --------
Average Daily Gas Production:
     Swap Contracts:
     Volume (Mcf)               328,901   280,000   280,000   280,000    292,158     60,000     70,000     20,000
     NYMEX price (MMBtu) (a)    $  4.60   $  4.20   $  4.20   $  4.20    $  4.35     $ 4.30     $ 4.25     $ 3.75

--------------
(a) Approximate, based on historical differentials to index prices.




         Net Deferred Gains (Losses) on Terminated Hedges (in thousands)
         ---------------------------------------------------------------

                                                      2004
                                ------------------------------------------------
                                 First    Second     Third    Fourth
                                Quarter   Quarter   Quarter   Quarter     Year       2005     Thereafter     Total
                                -------   -------   -------   -------   --------   --------   ----------   --------
Net commodity hedge gains (a)   $13,391   $10,932   $11,001   $10,954   $ 46,278   $  1,249    $    -      $ 47,527
Net debt hedge gains
  (losses) (b)                    7,308     6,116     5,489     4,555     23,468     10,968      (7,062)     27,374
                                 ------    ------    ------    ------    -------    -------     -------     -------
     Total net deferred
        gains (losses)          $20,699   $17,048   $16,490   $15,509   $ 69,746   $ 12,217    $ (7,062)   $ 74,901
                                 ======    ======    ======    ======    =======    =======     =======     =======

--------------
(a) Includes the following deferred commodity hedge gains and losses for which cash settlements have been deferred until the indicated future periods: (i) $1.2 million of net deferred losses due during 2004 and (ii) $209 thousand of net deferred gains to be received during 2005. Deferred commodity hedge gains will be amortized as increases to oil and gas revenues and deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.

(b) Deferred debt hedge gains will be amortized as decreases to interest expense and deferred debt hedge losses will be amortized as increases to interest expense during the indicated future periods.